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                                                                    Exhibit 10.9

                                 FIRST AMENDMENT
                                       TO
                      SECOND RESTATED EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT (the "Amendment") is made and entered into as of January 1, 2004 by and between Countrywide Financial Corporation, a Delaware corporation (the "Employer") and David Sambol ("Officer").

                                   WITNESSETH:

     WHEREAS, the Officer and Employer entered into a Second Restated Employment Agreement dated February, 28, 2003 (the "Employment Agreement"); and

     WHEREAS, the Officer and Employer wish to amend the Employment Agreement to reflect the Officer's new title and to extend the Term of the Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

          1. Section 1, "Term," is hereby deleted and new Section 1 is inserted in its place as follows:

     "1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer, in accordance with the terms hereof, for a term beginning on the Effective Date (as Defined in Section 8(c) hereof) and ending on December 31, 2008 (the "Expiration Date"), unless earlier terminated in accordance with the provisions hereof."

          2. Section 2, "Specific Position; Duties and Responsibilities, is hereby deleted and new Section 2 is inserted in its place as follows:

     "2. Specific Position; Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as Executive Managing Director, Loan Originations & Capital Markets of Employer and as President of Home Loans. Except as set forth in Section 5(d)(ii) hereof, Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such offices or such other duties as may be designated from time to time by the Chairman of the Board and Chief Executive Officer ("CEO") or the Executive Managing Director, President and Chief Operating Officer (the "COO") of Employer consistent with his status as an executive officer of Employer. Any such duties shall be consistent with the provisions of the charter documents of Employer or applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices that he may hold. All compensation paid to Officer by Employer or any of its subsidiaries shall be aggregated in determining whether Officer has received the benefits provided for herein."

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          3. Section 4(a), Base Salary, is hereby deleted, and a new Section
4(a) is inserted in its place as follows:

          "(a) Base Salary. (i) Effective January 1, 2004, Employer shall pay to Officer a base salary at the annual rate of $900,000 (the "Annual Rate"). In respect of the Fiscal Years ending in 2004, 2005, 2006, 2007, and 2008, the Compensation Committee of the Board (the "Compensation Committee") shall determine the annual increase in the Annual Rate, if any, based upon the recommendation of the COO or the CEO. Any such increase shall be effective not later than April 1 of the Fiscal Year in which the increase is granted. Notwithstanding the foregoing, all amounts payable under this Section 4(a) that Employer reasonably determines not to be tax deductible under section 162(m) of the Internal Revenue Code (the "Code"), shall automatically be deferred under the terms of the Employer's Deferred Compensation Plan, as may be amended or replaced (the "Deferred Compensation Plan"), until such time that Officer is no longer employed by Employer or any of its subsidiaries. For purposes of this Agreement, the term "Fiscal Year" shall mean the period beginning on January 1 and ending on December 31 during the term of this Agreement."

          4. Section 4(c), Equity Incentive Compensation, is hereby amended by renumbering Section 4(c) to Section 4(c)(i) and inserting new subsection 4(c)(i) and 4(c)(ii) as follows:

          "(i) Equity Incentive Compensation. Employer shall grant to Officer equity incentive compensation in the form of stock options, restricted stock or such other form as the Compensation Committee shall determine in respect of each of the Fiscal Years ending during the term of this Agreement for such number of shares of Employer's common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and Employer's performance in each of such Fiscal Years, competitive practices and a pay strategy that targets Officer's total compensation at approximately the 75th percentile of comparable positions within comparable companies. The equity incentive compensation described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as Employer grants equity incentive compensation to its other senior executives in respect of such Fiscal Year (but in no event later than June 30 following the end of such Fiscal Year). All shares of equity incentive compensation granted in accordance with this Section 4(c): (i) shall be granted pursuant to the Countrywide Financial Corporation 2000 Equity Incentive Plan, as amended (the "2000 Plan"), or such other equity incentive plan or plans as may be or come into effect during the term of this Agreement,
(ii) in the case of stock options, shall have a per share exercise price equal to the fair market value (as defined in the 2000 Plan or such other plan or plans) of the common stock at the time of grant and (iii) shall be subject to such other terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award. In the event of a merger, consolidation or reorganization in which Employer is not the surviving corporation or in which it

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survives as a subsidiary of another corporation or entity (a "Transaction"), and the shares of equity securities of the surviving corporation or entity or parent thereof are publicly traded on a recognized stock exchange or over the counter market, the equity incentive compensation to be granted pursuant to this Section 4(c) after the date of the Transaction shall be granted in accordance herewith with respect to securities of the surviving corporation or entity or parent thereof, as applicable. The stock options granted pursuant to this Section shall consist of incentive stock options to the extent permitted by law or regulation. From and after the Termination Date, the Officer shall no longer be entitled to receive additional equity compensation under this Section 4(c) other than those which were due for previously completed Fiscal Years.

          (ii) Employer shall grant to Officer equity incentive compensation in the form of an option to purchase 175,000 shares of Employer's common stock (the "Special Option Incentive"). The Special Option Incentive shall be granted on April 1, 2004 and such grant shall vest on October 1, 2008 unless sooner vested pursuant to the terms and conditions of the Option Agreement approved by the Compensation Committee substantially in the form of Appendix C.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        COUNTRYWIDE FINANCIAL CORPORATION


                                        By: /s/ Marshall Gates
                                            ------------------------------------
                                        Title: Senior Managing Director &
                                        Chief Administrative Officer


                                        OFFICER:


                                        /s/ David Sambol
                                        ----------------------------------------
                                        David Sambol, in his individual capacity